Exhibit 3.1

ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz
Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20070442064-89
Filing Date and Time 06/27/2007 1:38 PM
Entity Number E0446812007-6
Articles of Incorporation (PURSUANT TO NRS 78)